UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

KRYSTAL BIOTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 7, 2022

Dear Fellow Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Krystal Biotech, Inc., which will be held virtually at www.virtualshareholdermeeting.com/KRYS2022, on May 20, 2022, at 4:00 p.m. Eastern Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with U.S. Securities and Exchange Commission “notice and access” rules, we are using the Internet as our primary means of furnishing proxy materials to our stockholders. Because we are using the Internet, most stockholders will not receive paper copies of our proxy materials. We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. This notice also provides information on how our stockholders may obtain paper copies of our proxy materials if they so choose. We believe the use of the Internet makes the proxy distribution process more efficient and less costly and helps in conserving natural resources.

The Proxy Statement, the accompanying form of proxy card, the Notice of Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at http://www.proxyvote.com and may also be accessed through our website at www.krystalbio.com under the “SEC Filings” section of the “Investors” page. If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the proxy card to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to your attendance at the meeting on May 20, 2022.

Sincerely,

/s/ Krish S. Krishnan

Krish S. Krishnan

Chairman and Chief Executive Officer

KRYSTAL BIOTECH, INC.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Krystal Biotech, Inc. will be held virtually at www.virtualshareholdermeeting.com/KRYS2022, on May 20, 2022, at 4:00 p.m. Eastern Time, for the following purposes:

(1)	to elect the three Class II director nominees named in the Proxy Statement;

(2)	to ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

(3)	to consider and act upon a non-binding, advisory vote on the compensation of our named executive officers;

(4)	to consider and act upon a non-binding, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

The Proxy Statement accompanying this notice describes each of these items of business in detail. The Board of Directors has fixed the close of business on March 31, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 31, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

On or about April 7, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.

Your vote is important. Whether or not you expect to attend the virtual meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the proxy card so that your shares may be represented at the meeting.

By Order of the Board of Directors,

/s/ John Thomas

John Thomas

General Counsel and Corporate Secretary

Pittsburgh, Pennsylvania

April 7, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2022.

This Notice of Annual Meeting of Stockholders, the Proxy Statement, accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

KRYSTAL BIOTECH, INC.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this Proxy Statement?

This Proxy Statement (this “Proxy Statement”) contains information related to the solicitation of proxies for use at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually at www.virtualshareholdermeeting.com/KRYS2022, on May 20, 2022, at 4:00 p.m. Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Krystal Biotech, Inc. on behalf of our Board of Directors (also referred to as the “Board” in this Proxy Statement). “We,” “our,” “us,” “Krystal,” and the “Company” refer to Krystal Biotech, Inc.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending to our stockholders of record as of the close of business on March 31, 2022, the record date for the Annual Meeting (the “Record Date”), a Notice of Internet Availability of Proxy Materials (the “Notice”) relating to the Annual Meeting. All stockholders of record will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 7, 2022, we intend to make this Proxy Statement and accompanying form of proxy card available on the Internet and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

The Notice, this Proxy Statement, accompanying form of proxy card and our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2021 are available at http://www.proxyvote.com. You are encouraged to access and review all the important information contained in the proxy materials before voting.

What am I being asked to vote on?

You are being asked to vote on the following proposals:

•

Proposal 1 (Election of Class II Directors): The election of the three Class II director nominees named in this Proxy Statement, each for a three-year term expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”);

•

Proposal 2 (Ratification of Mayer Hoffman McCann P.C.): The ratification of Mayer Hoffman McCann P.C. (“Mayer Hoffman”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

•	Proposal 3 (Compensation of Our Named Executive Officers): The approval of the compensation of our named executive officers on a non-binding, advisory vote;

•

Proposal 4 (Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers): The approval of the frequency of future advisory votes on the compensation of our named executive officers on a non-binding, advisory vote; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponements of the Annual Meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

•	Proposal 1 (Election of Class II Directors): “FOR” each of the Board nominees for election as directors;

•	Proposal 2 (Ratification of Mayer Hoffman): “FOR” the ratification of Mayer Hoffman as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

•	Proposal 3 (Compensation of Our Named Executive Officers): “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•

Proposal 4 (Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers): for the approval, on a non-binding, advisory basis, that future votes on the compensation of our named executive officers be held “EVERY YEAR”.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock, par value $0.00001 per share (our “Common Stock”), at the close of business on March 31, 2022, which is the Record Date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. Our Common Stock constitutes the only class of securities entitled to vote at the Annual Meeting.

What are the voting rights of stockholders?

Each share of our Common Stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on at the Annual Meeting.

Who can attend the Annual Meeting?

All holders of our Common Stock as of the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record of those shares and the Notice is being sent directly to you by us.

•

Beneficial owner of shares held in street name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the organization that holds your shares.

What will constitute a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our Common Stock outstanding on the Record Date will constitute a quorum, permitting our stockholders to conduct business at the

Annual Meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. As of the Record Date, there were 25,199,081 shares of our Common Stock outstanding.

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners. The ability for a broker or other nominee to vote those shares depends on whether the matter to be voted on is routine or non-routine.

Proposal 2 is the only routine proposal to be brought at the Annual Meeting. Thus, if you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on the ratification of the appointment of Mayer Hoffman as our independent registered public accounting firm for our fiscal year ending December 31, 2022, even if the broker or other nominee does not receive voting instructions from you.

Proposals 1, 3 and 4 are non-routine proposals. Thus, if you do not give your broker or other nominee voting instructions, your broker or other nominee will not be able to vote on those proposals.

How many votes are needed for the proposals to pass?

The proposals to be voted on at the Annual Meeting have the following voting requirements:

•

Proposal 1 (Election of Class II Directors): Directors are elected by plurality vote. There is no cumulative voting in the election of directors. Therefore, the three director nominees receiving the highest number of “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•

Proposal 2 (Ratification of Mayer Hoffman): The affirmative vote of a majority of the votes cast once a quorum has been established is required to ratify the appointment of Mayer Hoffman as our independent registered public accounting firm for our fiscal year ending December 31, 2022. For purposes of the vote on the ratification of Mayer Hoffman as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•

Proposal 3 (Compensation of Our Named Executive Officers): The approval of the compensation of our named executive officers, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Because your vote is advisory, it will not be binding on the Board or the compensation committee of the Board (the “Compensation Committee”), but the Board and Compensation Committee will review the voting results and take them into consideration when making future decisions about executive compensation.

•

Proposal 4 (Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers): The non-binding, advisory approval of the frequency of future stockholder advisory votes on the compensation of our named executive officers as being held every one year, two years or three years requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. For this proposal, stockholders are entitled to vote for one of the four provided choices: every year, every two years, every three years, or abstain from voting. If none of these frequency alternatives receive a majority vote, we will consider the frequency that receives the highest number of votes by the stockholders to be the frequency that has been selected by the stockholders. However, because your vote is advisory and not binding on the Board or the Compensation Committee, the Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our stockholders.

Will any other matters be voted on?

As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by the Board, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?

If you are a registered stockholder as of the Record Date, you may submit your proxy by U.S. mail, Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your completed proxy card by mail by following the instructions included with your proxy card. The deadline for submitting your vote by Internet or telephone is 11:59 p.m. Eastern Time on the day before the date of the Annual Meeting. The designated proxy holders named in the proxy card will vote according to your instructions. You may also attend the Annual Meeting and vote in person.

If you are a street name or beneficial stockholder because your shares are held in a brokerage account or by a bank or other nominee, your broker or nominee firm will provide you with the Notice. Follow the instructions on the Notice to access our proxy materials and vote by Internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified above under “What are the Board’s voting recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting.

How do I access the Annual Meeting Online?

The Annual Meeting will be conducted virtually via a webcast available at www.virtualshareholdermeeting.com/KRYS2022. You are entitled to participate in the Annual meeting via the webcast if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/KRYS2022, you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement. If you do not have your 16-digit control number, you will be able to login as a guest but will not be able to vote your shares or submit questions during the meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. You will be able to vote at the Annual Meeting using your 16-digit control number. Any votes cast with respect to a particular control number at the Annual Meeting will cancel any prior votes associated with that control number.

How are proxy card votes counted?

If the proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: “FOR” the election of all nominees for the Board named in this Proxy Statement; “FOR” the ratification of the appointment of Mayer Hoffman as our independent registered public accounting firm for the fiscal year ending December 31, 2022; “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; for the approval, on a non-binding, advisory basis, that future votes on the compensation of our named executive officers be held “EVERY YEAR”; and as recommended by the Board with regard to any other matters that may properly come before the Annual Meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy and change your vote at any time before the taking of the vote at the Annual Meeting by (i) filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies, including preparation and mailing of the Notice, preparation and assembly of this Proxy Statement, the proxy card and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, coordination of the Internet and telephone voting process, and any additional information furnished to you by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of shares of our Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by Internet and mail may be supplemented by telephone, facsimile, or personal solicitation by our directors, officers or other regular employees.

You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF CLASS II DIRECTORS

Our Board of Directors is divided into three classes of directors, each serving staggered three-year terms. The Board is currently comprised of eight directors, three of whom have terms expiring at the Annual Meeting. The nominees, each of whom is currently serving as a Class II director, have been recommended by the Board for re-election to serve as directors for three-year terms until the 2025 Annual Meeting and until their successors are duly elected and qualified.

The Board knows of no reason why the nominees would be unable to serve as a director. If the nominees are unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also, as permitted by our bylaws, decrease the size of the Board.

Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age (1)	Title	Director Since
Daniel S. Janney	56	Director	2016
Dino A. Rossi	67	Director	2017
E. Rand Sutherland	52	Director	2022

(1)	Age as of April 7, 2022.

Set forth below are descriptions of the backgrounds and principal occupations of each of Messrs. Janney and Rossi and Dr. Sutherland and the period during which he has served as a director.

Daniel S. Janney (56) has served as a member of our Board since November 2016 and is chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Janney is a Managing Director at Alta Partners, a life sciences venture capital firm, which he joined in 1996. Prior to joining Alta, from 1993 to 1996, he was a Vice President in Montgomery Securities’ healthcare and biotechnology investment banking group, focusing on life sciences companies. Mr. Janney is a director of several companies including Allakos, Inc. (Nasdaq: ALLK), Be Biopharma, Lassen Therapeutics, Novome Biotechnologies and Prolacta Bioscience, Inc. He holds a Bachelor of Arts in History from Georgetown University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. We believe Mr. Janney’s experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry with a focus on the life sciences industry qualifies him to serve as a member of our Board.

Dino A. Rossi (67) has served as a member of our Board since June 2017 and is Chair of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Rossi was previously employed by Balchem Corporation, where he served as Executive Chairman from September 2015 to December 2016, Chief Executive Officer and President from October 1997 to April 2015, Chief Financial Officer from April 1996 to January 2004 and Treasurer from June 1996 to June 2003. Prior to Balchem, Mr. Rossi held senior finance and administration positions with Norit Americas Inc. and Oakite Products Inc. Mr. Rossi is a director of Chroma Color Concentrates, Polytek Development Corporation and Fenzi Holdings SPV S.p.A., where he serves as Chairman. Previously, Mr. Rossi served on the boards of directors of Elite Comfort Solutions and Scientific Learning Corporation. Mr. Rossi holds a BS in Accounting from West Virginia University. We believe that Mr. Rossi’s extensive leadership experience as an executive officer of a publicly traded company, as well as his financial expertise, qualifies him to serve as a member of our Board.

E. Rand Sutherland, MD (52) has served as a member of our Board since January 2022. Dr. Sutherland was most recently President of Translate Bio, where he was responsible for research and development, corporate development, portfolio strategy and program management, until the company’s acquisition in September 2021. Prior to joining Translate Bio, he served in research and development and medical affairs roles at Sanofi, including as Senior Vice President and Global Head of Medical Affairs for Sanofi Genzyme from 2018 to 2021, and as Vice President and Global Head of Rare Diseases Development for Sanofi from 2016 to 2018. From 2014 to 2016 he served as Global Clinical Head for dupilumab/Dupixent® in Immunology Development at Sanofi. Previously, Dr. Sutherland was Professor of Medicine at the University of Colorado and Chief of Pulmonary and Critical Care Medicine at National Jewish Health in Denver, where he cared for patients and led an NIH-funded translational research program in severe asthma. Dr. Sutherland holds a BA with honors from Oberlin College, an MPH from the Harvard School of Public Health, and an MD with honors from the University of Chicago. He completed his post-doctoral training in Internal Medicine at the University of California, San Francisco, where he also served as Chief Medical Resident, followed by a fellowship in Pulmonary and Critical Care Medicine at the University of Colorado. We believe that Dr. Sutherland’s scientific and professional background qualifies him to serve as a member of our Board.

Vote Required and Recommendation

Directors are elected by plurality vote. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Continuing Directors

Class I Directors with Terms Expiring at the 2024 Annual Meeting of Stockholders

Suma M. Krishnan (57) is our founder and President, R&D and has served as a director and Chief Operating Officer since the Company’s inception. Ms. Krishnan has over two decades of experience in drug development. She previously served as Senior Vice President and head of the Human Therapeutics Division, as well as Senior Vice President of Regulatory Affairs at Intrexon Corporation from 2012 to 2016. She previously served as Senior Vice President, Product Development at Pinnacle Pharmaceuticals, Inc. from 2009 to 2011. Prior to joining Pinnacle, Ms. Krishnan was Vice President, Product Development at New River Pharmaceuticals, Inc. from 2002 until its acquisition by Shire plc in 2007. Prior to New River, Ms. Krishnan held roles of increasing responsibility at Pfizer, Inc.; the Weinberg Group, a pharmaceutical and environmental consulting firm; and Janssen Pharmaceuticals, Inc. Ms. Krishnan received an M.S. in Organic Chemistry from Villanova University, an M.B.A. from Institute of Management and Research (India) and an undergraduate degree in Organic Chemistry from Ferguson University (India). Ms. Krishnan is the spouse of Krish Krishnan, our Chairman and Chief Executive Officer. We believe that Ms. Krishnan’s extensive knowledge of our gene therapy products and proprietary platform and her significant drug development experience qualifies her to serve as a member of our Board.

Julian S. Gangolli (64) has served as a member of our Board since March 2019 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and the Audit Committee. He was President, North America of Greenwich Biosciences, a GW Pharmaceuticals PLC company, from May 2015 to May 2019. Prior to joining GW Pharmaceuticals, Mr. Gangolli spent 17 years at Allergan, Inc., including serving as President of the North American Pharmaceutical division from January 2004 to May 2015. Prior to Allergan, Mr. Gangolli served in sales and marketing positions at VIVUS, Inc., Syntex Pharmaceuticals, Inc., and Ortho-Cilag Pharmaceuticals Ltd. Mr. Gangolli is a director of Revance Therapeutics, Inc. (Nasdaq: RVNC) and Outlook Therapeutics, Inc. (Nasdaq: OTLK). Mr. Gangolli received a BSc (Honors) degree in Applied Chemistry and Business Studies from Kingston University in England. We believe that Mr. Gangolli’s extensive experience in the pharmaceutical industry, including the commercialization of numerous products, qualifies him to serve as a member of our Board.

Class III Directors with Terms Expiring at the 2023 Annual Meeting of Stockholders

Krish S. Krishnan (57) has served as our President and Chief Executive Officer and Chairman of our Board since our inception. Mr. Krishnan previously served as Chief Operating Officer of Intrexon Corporation (NYSE: XON) from 2011 to 2016, and as Chief Executive Officer and President of Pinnacle Pharmaceuticals, Inc. from 2009 to 2011. He also served as Chief Financial Officer and Chief Operating Officer of New River Pharmaceuticals, Inc. from 2004 to 2007 (previously listed on Nasdaq prior to its acquisition by Shire plc in 2007) and was a member of its board of directors from 2003 until 2007. He served as a Senior Managing Director of Third Security, LLC between 2001 and 2008 and as a board member of Biotie Therapies Oyj (BTH1V: Helsinki) between 2008 and 2009. He served as Managing Principal at Ariba before joining Third Security and served with the management consulting firm A.T. Kearney, where he advised Fortune 50 companies on business strategy. Mr. Krishnan started his career as an engineer with E.I. Dupont de Nemours in Wilmington, Delaware. He received a B.S. in Mechanical Engineering from the Indian Institute of Technology, an M.S. in Engineering from the University of Toledo, and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania. Mr. Krishnan is the spouse of Suma Krishnan, our Founder and President, R&D. We believe that Mr. Krishnan’s role as our principal executive officer and his extensive business experience, including significant pharmaceutical industry experience, qualifies him to serve as a member of our Board.

Kirti Ganorkar (55) has served as a member of our Board since September 2017. Mr. Ganorkar is currently the Executive Vice President of Sun Pharmaceutical Industries Ltd, a multinational pharmaceutical company and the largest pharmaceutical company headquartered in India. Mr. Ganorkar joined Sun Pharma in 1996 and has worked in several roles during his time there, most recently as head of Global Business Development & Portfolio Management. Prior to Sun Pharma, Mr. Ganorkar worked for German Remedies as a senior product manager, and with Rallis India Ltd. and Sudarshan Chemical Industries prior to that. Mr. Ganorkar has a Bachelor of Technology degree in chemical engineering from Nagpur University and an MBA in marketing management from Poona University. We believe that Mr. Ganorkar’s broad experience in the pharmaceutical industry qualifies him to serve as a member of our Board.

Christopher Mason, MD, PhD, FRCS, FRSB, FMedSci (64) has served as a member of our Board since January 2021 and is Chair of the Science and Technology Committee. Dr. Mason is the Founder of AVROBIO, Inc. and has served as its Chief Scientific Officer since July 2015. Dr. Mason has been on the faculty of the Advanced Centre for Biochemical Engineering, University College London since 1999, including Full Professor of Regenerative Medicine Bioprocessing (2008-2017), and Full Professor of Cell and Gene Therapy since 2017. Dr. Mason also has served as founder and director of London Regenerative Medicine Network Ltd. and a director of OriBiotech Ltd. and a director of the Alliance for Regenerative Medicine since February 2008, September 2015, and October 2021, respectively. He previously served as founder and a director of Stem Cell Translation Ltd. from October 2006 to March 2018 and served as a trustee of the British Neurological Research Trust from May 2012 to May 2016 and the UK Stem Cell Foundation from September 2010 to May 2016. Dr. Mason earned an MBBS (MD) from the United Medical and Dental Schools of Guy’s and St. Thomas’s Hospitals (now King’s College London), a BSc (Hons) in Clinical Sciences from the Imperial College London (St. Mary’s Hospital Medical School / Royal Postgraduate Medical School), and a PhD from Advanced Center for Biochemical Engineering, University College London. He is an elected Fellow of the Academy of Medical Sciences, Royal College of Surgeons of England, Royal College of Surgeons in Ireland, and Royal Society of Biology. We believe that Dr. Mason’s scientific and professional background, especially his extensive experience in gene therapy, qualifies him to serve as a member of our Board.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, which is composed entirely of independent directors, has appointed Mayer Hoffman as our independent registered public accounting firm for the fiscal year ending December 31, 2022. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of Mayer Hoffman as our independent registered public accounting firm. For purposes of voting on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Mayer Hoffman as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our stockholders’ best interests. In the event the appointment of Mayer Hoffman is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm but will not be required to appoint a different firm. Representatives of Mayer Hoffman are expected to be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MAYER HOFFMAN AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Audit and Non-Audit Fees for 2021 and 2020

Our consolidated financial statements for the fiscal years ended December 31, 2021 and December 31, 2020, respectively, have been audited by Mayer Hoffman, which served as our independent registered public accounting firm for those years.

The following summarizes the fees billed by Mayer Hoffman, our independent registered public accounting firm, for services performed for the Company for the fiscal years ended December 31, 2021 and December 31, 2020, respectively.

	Year Ended December 31, 2021	Year Ended December 31, 2020
Audit Fees (1)	$529,408	$309,218
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$529,408	$309,218

(1)

Audit Fees include fees for the 2020 and 2021 audit and review of our quarterly reports on Form 10-Q and fees for services associated with our shelf registration statement, follow-on public offering and the issuance of comfort letters and consents. Substantially all Mayer Hoffman’s personnel, who work under the control of Mayer Hoffman’s shareholders, are employees of wholly owned subsidiaries of CBIZ, Inc., which provides personnel and various services to Mayer Hoffman in an alternative practice structure.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Company’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit-related and non-audit services to the Company. Pursuant to the Pre-Approval Policy, which the Audit Committee reviews and reassesses periodically, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, the Audit Committee may delegate authority to its chairman to pre-approve engagements for the performance of audit-related and non-audit services. Additionally, all audit-related and non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate for any calendar year. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. During each of the years ended December 31, 2021 and December 31, 2020, 100 percent of the services provided by Mayer Hoffman were pre-approved.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (“SEC”). As described below under “Compensation Discussion and Analysis,” we have developed a compensation program that is designed to motivate employees to achieve short-term and long-term results that are in the best interests of our stockholders. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures under the Compensation Discussion and Analysis section below, including the compensation tables and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. Accordingly, our Board is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“BE IT RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the narrative disclosures that accompany the compensation tables.”

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, the Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

Vote Required and Recommendation

For approval, this proposal must receive the affirmative vote of the majority of shares properly cast on the proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking a non-binding, advisory determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide a nonbinding, advisory approval of the compensation of our named executive officers. We are providing stockholders the option of selecting a frequency of every year (“EVERY YEAR” on the proxy card), every two years (“EVERY 2 YEARS” on the proxy card) or every three years (“EVERY 3 YEARS” on the proxy card), or to abstain on the matter.

After careful consideration, our Board recommends that an advisory vote on executive compensation should be held every year. Annual votes will provide the Board and the Compensation Committee with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Accordingly, an annual executive compensation advisory vote will complement the annual focus of our proxy statement disclosure and provide the Board and the Compensation Committee with the clearest and most timely feedback of the three frequency options. Additionally, an annual executive compensation advisory vote is consistent with our policy of reviewing our compensation programs annually, as well as considering input from our stockholders on corporate governance and executive compensation matters. This feedback may then be considered by the Board and the Compensation Committee in their annual decision-making process. For these reasons, we believe an annual vote would be the best governance practice for our Company at this time.

This vote is advisory, and therefore not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on the compensation of our named executive officers.

Vote Required and Recommendation

This proposal requires a vote of the majority of the shares of common stock cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast on this proposal. For this proposal, stockholders are entitled to vote for one of the four provided choices: every year, every two years, every three years, or abstain from voting. If none of these frequency alternatives receive a majority vote, we will consider the frequency that receives the highest number of votes by the stockholders to be the frequency that has been selected by the stockholders.

THE BOARD RECOMMENDS A VOTE, ON A NON-BINDING, ADVISORY BASIS, FOR EVERY YEAR (“EVERY YEAR” ON THE PROXY CARD) AS THE FREQUENCY FOR FUTURE NON-BINDING, ADVISORY STOCKHOLDER VOTES REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Structure and Leadership

Our second amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows.

•	the Class II directors are Mr. Janney, Mr. Rossi and Dr. Sutherland and their terms will expire at the Annual Meeting and they will stand for reelection at the Annual Meeting;

•	the Class I directors are Ms. Krishnan and Mr. Gangolli, and their terms will expire at the 2024 annual meeting of stockholders; and

•	the Class III directors are Mr. Krishnan, Mr. Ganorkar and Dr. Mason, and their terms will expire at the 2023 annual meeting of stockholders.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our second amended and restated certificate of incorporation and amended and restated bylaws authorize only our Board to fill vacancies on our Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Combined Chairman and Chief Executive Officer Positions

Mr. Krishnan serves as the Chairman of the Board and Chief Executive Officer. The Board has reviewed its current leadership structure and has determined that the use of the lead independent director, as described below, along with the combined Executive Chairman and Chief Executive Officer positions, is currently the most appropriate and effective leadership structure for the Company. As the individual primarily responsible for the day-to-day management of business operations, he is best positioned to chair regular Board meetings as the directors discuss key business and strategic issues. Coupled with a lead independent director, this leadership structure allows the Board to exercise independent oversight and enables the Board to have direct access to information related to the day-to-day management of business operations.

Lead Independent Director

The Board believes that its governance structure ensures a strong, independent Board even though the Board does not have an independent Chairman. To strengthen the role of our independent directors and encourage independent Board leadership, the Board also has established the position of lead independent director, which currently is held by Mr. Janney. The responsibilities of the lead independent director include, among others:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present;

•	scheduling meetings of the independent directors from time to time;

•	developing the agendas for, and presiding at, executive sessions of the independent directors of the Board;

•	communicating the sense of the Board to the Chief Executive Officer of the Company;

•

assisting the Chairman of the Board to review and set the agenda and schedule for each of the Board’s meetings, including bringing to the attention of the Chairman of the Board particular issues for the Board’s attention and consideration and assuring there is sufficient time for discussion of all agenda items;

•	assisting in improving the effectiveness of Board meetings;

•

assisting the Chairman of the Board in the review and approval of information and materials to be sent to the Board, including in particular providing input as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; and

•	coordinating with committee chairmen with respect to self-evaluations.

Director Independence

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firms, the Board has affirmatively determined that the following six current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Janney, Gangolli, Rossi and Ganorkar and Drs. Sutherland and Mason. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years and determined that there were not relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board traditionally had three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We comply with the listing requirements and other rules and regulations of Nasdaq, as amended or modified from time to time, and each of these three committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our company. In February 2021, our Board established two additional committees, the Commercial Advisory Committee and the Science and Technology Committee. In January 2022 when Jing Marantz resigned from the Board to join the Company as Chief Business Officer, the Board determined to dissolve the Commercial Advisory Committee. The principal functions of each committee of the Board are described below.

The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Science and Technology Committee
Daniel S. Janney*	X	X(Chair)	X
Julian S. Gangolli	X	X	X(Chair)
Dino A. Rossi**	X(Chair)	X	X
Christopher Mason				X(Chair)
E. Rand Sutherland
Krish S. Krishnan***
Suma M. Krishnan				X

*	Lead independent director.
**	Audit committee financial expert.
***	Chairman of the Board of Directors

Audit Committee

Our Audit Committee is composed of Messrs. Rossi, Janney and Gangolli. Mr. Rossi is the chairperson of our Audit Committee. Messrs. Rossi, Janney and Gangolli each meet the requirements for independence for audit committee members under the Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board has determined that Mr. Rossi is an “audit committee financial expert” as defined in applicable SEC rules. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. Our Audit Committee is responsible for, among other things:

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	reviewing and approving related party transactions;

•	selecting and hiring our registered independent public accounting firm;

•	the qualifications, independence and performance of our independent auditors; and

•	the preparation of the audit committee report to be included in our annual proxy statement.

During the fiscal year ended December 31, 2021, the Audit Committee met four times.

Compensation Committee

Our Compensation Committee is composed of Messrs. Janney, Rossi and Gangolli. Mr. Janney is the chairperson of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans; and

•	making recommendations to the Board regarding any other Board responsibilities relating to executive compensation.

During the fiscal year ended December 31, 2021, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Messrs. Gangolli, Janney and Rossi. Mr. Gangolli is the chairperson of our Nominating and Corporate Governance Committee. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our Board;

•	overseeing the process of evaluating the performance of our Board; and

•	advising our Board on other corporate governance matters.

During the fiscal year ended December 31, 2021, the Nominating and Corporate Governance Committee met four times.

Science and Technology Committee

Our Science and Technology Committee is composed of Dr. Mason and Ms. Krishnan. Dr. Mason is the chairperson of our Science and Technology Committee. Our Science and Technology Committee is responsible for, among other things:

•	providing feedback to our Board concerning any aspects of our research and development strategy and execution;

•	advising our Board and management regarding long-term research and development strategic goals and objectives;

•	reviewing matters relating to scientific capabilities and programs;

•	reviewing the Company’s R&D pipeline; and

•	evaluating scientific and medical aspects of proposed transactions requiring Board action.

Commercial Advisory Committee

Our Commercial Advisory Committee, which was dissolved in January 2022, was composed of Dr. Marantz and Mr. Krishnan. Dr. Marantz was the chairperson of our Commercial Advisory Committee. Our Commercial Advisory Committee was responsible for, among other things:

•	serving as a resource and providing feedback to our Board concerning any aspects of our commercial and medical affairs strategy and execution;

•	assisting our management and commercial teams with strategic planning, market development, and commercialization;

•	assisting management and medical affairs teams on medical affairs strategy and activities;

•	assessing the capabilities of and evaluating the performance of our key commercial personnel and resources; and

•	reviewing activities and performance of our sales, marketing, market access, alliance and similar functions.

Director Selection Process

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of nominees for election as directors. In accordance with the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee develops guidelines and criteria for the selection of candidates for directors of the Board. The Nominating and Corporate Governance Committee considers whether a potential candidate for director has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the Board, along with their personal and professional integrity, demonstrated ability and judgement, experience, familiarity with the Company, diversity (of both experience and background, including gender, age, race, national origin, sexual orientation, and ethnicity) as well as certain other relevant factors. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the chairman of the Board and chief executive officer as well as stockholders. After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends the nominees for directorship to the Board. Taking the Nominating and Corporate Governance Committee’s recommendation into consideration, the Board then approves the nominees for directorship for stockholders to consider and vote upon at the annual stockholders’ meeting.

Stockholders wishing to recommend individuals for consideration as directors must follow the procedures described in Article II, Section 9 of the Company’s bylaws, including (among other requirements) the giving of written notice of the nomination to our Secretary no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of the Board. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. See “Other Matters—Stockholders Proposals and Nominations for the 2023 Annual Meeting.”

The table below provides certain information on the composition of our Board. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 7, 2022)
Total Number of Directors:	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian(1)	1	2	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
(1)	Identifies as Indian.

Code of Business Conduct and Ethics

The Board has established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of the code of business conduct and ethics; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by the Board, and any such waiver shall be promptly disclosed to the stockholders.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.krystalbio.com under “Corporate Governance” on the “Investors” page, and these documents are available in print to any stockholder who sends a written request to such effect to Krystal Biotech, Inc., 2100 Wharton Street, Suite 701, Pittsburgh, Pennsylvania 15203, Attention: Corporate Secretary. Information on or accessible from our website is not and should not be considered a part of this Proxy Statement.

Anti-Hedging Policies

Our insider trading policy prohibits employees, officers and directors from engaging in short-term or speculative securities transactions, including derivative transactions relating to our securities, such as exchanged traded options and hedging transactions.

Board Meetings

During the fiscal year ended December 31, 2021, the Board met five times. Each director attended at least 75% of the aggregate total of board meetings and the total number of committee meetings on which he or she served. The Board voted by unanimous written consent in several instances during the fiscal year ended December 31, 2021.

Annual Meeting Attendance

We do not have a policy requiring our directors to attend the Annual Meeting. Two directors attended our 2021 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq listing standards, in order to promote open discussion among non-management directors, our non-management directors meet in executive sessions without management participation regularly. The lead independent director presides at these sessions.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by sending written correspondence to the “Lead Independent Director” c/o the Corporate Secretary of Krystal Biotech, Inc., 2100 Wharton Street, Suite 701, Pittsburgh, Pennsylvania 15203, who will then directly forward such correspondence to the lead independent director. The lead independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Director Compensation

Effective February 2022, as compensation for serving on the Board, each of our independent directors receives: (1) an annual cash fee of $40,000; (2) an annual cash fee of $17,000 (previously, $15,000) for the Audit Committee Chair, an annual cash fee of $12,500 (previously, $10,000) for the Compensation Committee Chair and an annual cash fee of $10,000 (previously, $8,000) for the Nominating and Corporate Governance Committee Chair; and (3) annual cash fees for service as a non-Chair member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $8,500, $6,250 and $5,000, respectively (previously, $7,500, $5,000 and $4,000, respectively). Mr. Janney, our lead independent director, receives an additional $24,000 (previously, $15,000) per year. When our Board established the Science and Technology Committee and the Commercial Advisory Committee in February 2021, it approved an annual cash fee of $8,000 for the Chair of both committees and agreed that non-Chair members would not receive any additional compensation. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities, such as site visits in which they engage as directors.

Our Board also approved an initial grant of options for 13,600 shares of our common stock for each director upon their initial election to the Board. Such initial option grant shall vest in 36 equal monthly installments starting on the first monthly anniversary of the grant. Our Board also approved an annual grant of options to each director for 6,800 shares following the Annual Meeting. Such annual option grant shall vest in 12 equal monthly installments starting on the first monthly anniversary of the grant.

Mr. Krishnan and Ms. Krishnan do not receive any additional compensation for their service on the Board.

Director Compensation Table

The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2021, other than Mr. Krishnan and Ms. Krishnan, each of whom received no separate compensation for their service as directors. For information related to the compensation of Mr. Krishnan and Ms. Krishnan, please refer to “Compensation of Named Executive Officers—Summary Compensation Table.”

Name	Fees Paid in Cash	Option Awards (1)	All Other Compensation	Total
Daniel S. Janney	$76,500	$283,969	—	$360,469
Dino A. Rossi	$64,000	$283,969	—	$347,969
Kirti Ganorkar (2)	—	—	—	—
Julian S. Gangolli	$60,500	$283,969	—	$344,469
Christopher Mason	$46,700	$787,674	—	$834,374
Jing L. Marantz(3)	$46,700	$787,674	—	$834,374

(1)	Represents the grant date fair value of the option awards. The options vest monthly ranging from one year to three years.
(2)	Mr. Ganorkar has declined to receive any compensation for his service as a director.
(3)	On January 18, 2022, Dr. Marantz resigned from her position as a director and joined the Company as Chief Business Officer.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers during 2021. Executive officers are elected annually by the Board and serve at the Board’s discretion.

Name	Age (1)	Title
Krish S. Krishnan	57	Chairman and Chief Executive Officer
Suma M. Krishnan	57	Founder and President, R&D
Kathryn A. Romano	41	Chief Accounting Officer
Andrew C. Orth(2)	52	Chief Commercial Officer

(1)	Age as of April 7, 2022
(2)	Mr. Orth’s employment with the Company commenced on May 3, 2021.

Set forth below are descriptions of the background of our executive officers. The biographies of our Chairman and Chief Executive Officer, Krish S. Krishnan, can be found under the heading “Continuing Directors—Class III Directors with Terms Expiring at the 2023 Annual Meeting of Stockholders” and our Founder and President, R&D, Suma M. Krishnan, can be found under the heading “Continuing Directors—Class I Directors with Terms Expiring at the 2024 Annual Meeting of Stockholders” above.

Kathryn A. Romano has served as our Chief Accounting Officer since January 2020. Ms. Romano most recently held the position of Corporate Controller at CNX Resources Corporation from April 2018 to December 2019. Prior to joining CNX, she was the Corporate Controller of Rice Energy from January 2013 until the company was acquired by EQT in November 2017, staying on to assist the company through the transition until March 2018. Prior to joining Rice Energy, Ms. Romano worked in a variety of accounting and auditing roles at Black Box Corporation and Deloitte. Ms. Romano is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Penn State University.

Andrew C. Orth has served as our Chief Commercial Officer since May 2021 where he leads global commercial strategy and execution. Mr. Orth most recently held the position of head of the U.S. Region at Alnylam Pharmaceuticals from 2016 to 2021 where he launched three genetic medicines for rare diseases. Mr. Orth also built Alnylam’s commercial infrastructure in the U.S. and Europe. Prior to joining Alnylam, Mr. Orth was the VP of Global Commercial Strategy with Biogen from 2009 to 2016. Prior to joining Biogen, Mr. Orth worked in a variety of global commercial strategy, commercial operations, corporate strategy and finance positions at Russell Reynolds, Genzyme, Amgen and the University of California San Francisco (UCSF). Mr. Orth holds a Bachelor of Science degree from the University of Wisconsin and an MBA from Cornell.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2021 compensation program for our principal executive officer, our principal financial officer, and the two executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly compensated executive officers (our “Named Executive Officers”). For 2021, our Named Executive Officers were:

•	Krish S. Krishnan, our Chairman of the Board of Directors and Chief Executive Officer (our “CEO”);

•	Suma M. Krishnan, our Founder and President, R&D;

•	Kathryn A. Romano, our Chief Accounting Officer; and

•	Andrew C. Orth, our Executive Vice President and Chief Commercial Officer.

Management Transitions

Mr. Orth was appointed as our Chief Commercial Officer effective May 3, 2021.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2021. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2021 and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Who We Are

We are a clinical stage biotechnology company leading the field of redosable gene delivery. Using our patented platform that is based on engineered HSV-1, we create vectors that efficiently deliver therapeutic transgenes to cells of interest in multiple organ systems. The cell’s own machinery then transcribes and translates the encoded effector to treat or prevent disease. We formulate our vectors for non-invasive or minimally invasive routes of administration at a doctor’s office or potentially in the patient’s home by a healthcare professional. Our goal is to develop easy-to-use medicines to dramatically improve the lives of patients living with rare diseases and chronic conditions. Our innovative technology platform is supported by in-house, commercial scale cGMP manufacturing capabilities.

Business Highlights

In fiscal 2021, we achieved significant business results, including:

•	announced positive topline results from the pivotal GEM-3 trial of beremagene geperpavec (previously KB103), now known as VyjuvekTM;

•	continued to progress our pipeline of other products in addition to Vyjuvek;

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announced data from the fourth patient dosed in the randomized, placebo-controlled Phase 1/2 study of KB105 for the treatment of Autosomal Recessive Congenital Ichthyosis, showing repeat topical KB105 dosing continued to be well tolerated with no adverse events or evidence of immune response;

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the Bellberry Human Research Ethics Committee in Australia granted approval for us to conduct a Phase 1 clinical study of inhaled KB407 in patients with cystic fibrosis, and we made significant progress towards opening the trial for enrollment;

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announced positive data from the first cohort in the Phase 1 PEARL-1 trial of intradermal KB301 for aesthetic skin conditions; initiated and completed enrollment in the second cohort of the PEARL-1 trial.

•	strengthened our balance sheet; successfully raised approximately $336 million in net proceeds from financings and ended 2021 with cash, cash equivalents, and investments of $502.5 million;

•	made significant progress toward completion of our second cGMP certified manufacturing facility, which we expect to be completed and validated during 2022; and

•	continued to build on our existing capabilities, growing our organization from 70 employees at the beginning of the year to 112 employees by the end of the year.

Executive Compensation Highlights

Based on our overall operating environment and these results, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for and during 2021:

•	Base Salaries. Paid an annual base salary of $580,997 for our CEO and approved annual base salary increases ranging from 15.6% to 48.7% for our other incumbent Named Executive Officers.

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Performance-Based Annual Cash Bonus Opportunities. Approved target annual cash bonus opportunities for our incumbent Named Executive Officers under our performance-based annual cash bonus plan in amounts equal to 50% of their 2021 annual base salaries.

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Performance-Based Annual Cash Bonus Awards. Under the 2021 annual bonus plan, participants were eligible to earn cash bonus awards based 75% on our corporate performance (100% in the case of our CEO) and 25% on individual performance. Based on our achieving 100% of corporate performance and 120% of individual performance for Ms. Krishnan and 120% of individual performance for Ms. Romano, our incumbent Named Executive Officers who were participants in our 2021 Annual Bonus Plan earned on average 103% of their target annual incentive bonus opportunities, which consisted of $309,535 for our CEO, $243,600 for Ms. Krishnan and $157,500 for Ms. Romano.

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Long-Term Incentive Compensation. Granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock awards (“RSAs”) with grant date fair values of $6,342,047 for our CEO and ranging in the aggregate from $3,046,669 to $4,414,562 for our other incumbent Named Executive Officers.

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Appointment of Chief Commercial Officer. In connection with his appointment as our Executive Vice President and Chief Commercial Officer effective May 3, 2021, we entered into an employment agreement dated April 2, 2021 (the “Employment Agreement”) with Mr. Orth. Pursuant to the Employment Agreement, our compensation arrangements with Mr. Orth in his role as our Chief Commercial Officer were as follows:

•	an initial annual base salary of $425,000;

•	a target annual cash bonus opportunity equal to 45% of his annual base salary (subject to meeting corporate and individual goals);

•	an option to purchase 205,000 shares of our common stock, vesting in four equal annual installments commencing on the first anniversary of his employment start date; and

•	eligibility to participate in our standard benefit plans as in effect from time to time and made generally available to similarly-situated employees

Mr. Orth’s Employment Agreement was negotiated on our behalf by our Chief Executive Officer and approved by the Compensation Committee. In establishing his initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, and the need to integrate him into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of Mr. Orth’s Employment Agreement, see “Employment Agreements” below.

Relationship Between Pay and Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:

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First, we provide the opportunity to participate in our performance-based annual cash bonus plan which provides cash payments if we produce short-term financial, operational, and strategic results that meet or exceed pre-established corporate goals as determined by our Board of Directors and includes the evaluation of certain individual contributions in achieving those goals.

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In addition, we grant both options to purchase shares of our common stock and RSAs, which in the aggregate comprise a majority of their target total direct compensation opportunities. The value of these equity awards depends entirely on the value of our common stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

In 2021, approximately 92% of our CEO’s and of our other Named Executive Officers total direct compensation (excluding Mr. Orth) consisted of “at risk,” variable compensation.

We believe that this design provides balanced incentives for our executive officers to execute our operational objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and performance over this period.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2021:

What We Do:

•	Maintain Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns, as described in this Proxy Statement.

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Retain an Independent Compensation Adviser. The Compensation Committee engaged its own compensation consultant to provide information and analysis with its 2021 compensation review, and other advice on executive compensation independent of management.

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Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy annually, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

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Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.

•	Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.

•	Health and Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees.

What We Don’t Do:

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No Executive Pension Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

•	No Guaranteed Cash Payments. We do not provide our Named Executive Officers with guaranteed base salary increases or performance-based annual bonus increases.

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to our Named Executive Officers.

•	No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.

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No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

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No Hedging or Pledging of our Equity Securities. We maintain a policy that prohibits our employees, including our Named Executive Officers, and the non-employee members of our Board of Directors from hedging or pledging our equity securities.

Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting to which this Proxy Statement relates, we will be conducting the following stockholder advisory votes:

•	a non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote); and

•	a non-binding vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote).

See Proposals 3 and 4, respectively, in this Proxy Statement.

We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers.

Our Board of Directors is recommending that we hold future “Say-on-Pay” votes on an annual basis. For additional information about the Say-When-on-Pay vote, see Proposal 4 above.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns our executive officers’ interests with those of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	provide market competitive compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;

•	motivate and reward behavior consistent with our corporate performance objectives; and

•	ensure that our compensation is meaningfully tied to the creation of sustainable long-term stockholder value through the development of “best-in-class” gene therapies.

Executive Compensation Design

We structure the annual compensation of our Named Executive Officers using three principal elements: base salary, performance-based annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and stockholders and to link pay with performance.

We emphasize the use of equity awards to provide incentives for our Named Executive Officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. The longer-term nature of these equity awards mirror the long-term investment in bringing new therapies to market, and incentivize continuity of leadership over the long-term. Our Board of Directors and the Compensation Committee believe that options to purchase shares of our common stock and RSAs are key tools in serving to align the interests of our Named Executive Officers and our stockholders.

Stock options and RSAs are inherently performance based, and automatically link executive pay to stockholder return. Our long-term incentive compensation opportunities include stock options. With stock options, our Named Executive Officers will receive value from their awards only if the market price of our common stock increases above the exercise price and remains above the exercise price as the stock options vest, which focuses our Named Executive Officers on long-term stockholder value creation. Stock options also do not offer downside protection, and, thus, will not provide value to our Named Executive Officers when the market price of our common stock is below the grant price. Our long-term incentive compensation opportunities also include RSAs. RSAs provide our Named Executive Officers with an economic benefit equal to the portion of the RSA that vests annually. This provides incentives for our Named Executive Officers to continue to create stockholder value over time and with the downside protection that the RSA will retain some value, it also provides an incentive for our Named Executive Officers to continue providing services to us through the vesting period.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in determining the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of outstanding equity awards granted in prior years.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers and the non-employee members of our Board of Directors. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our Named Executive Officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.

The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is available on our website at www.krystalbio.com under “Corporate Governance” on the “Investors” page.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions with respect to the compensation of our Named Executive Officers.

The Compensation Committee reviews our executive compensation program annually. As part of this review process, the Compensation Committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure our executive compensation program remains competitive based on input from and market data provided by the Compensation Committee’s compensation consultant. The Compensation Committee also evaluates whether we are meeting our retention objectives and the potential cost of replacing key Named Executive Officers.

Setting Target Total Direct Compensation

Each year, the Compensation Committee conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the fiscal year. As part of this review, the Compensation Committee evaluates the base salary levels, performance-based annual cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our Named Executive Officers. Instead, it evaluates both performance and compensation to ensure that the compensation provided to our Named Executive Officers is competitive relative to the compensation paid by similar companies in the biotechnology and pharmaceuticals sectors, with particular emphasis on our peer companies as described below.

In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;

•	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

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each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or the proprietary database of the Compensation Committee’s compensation consultant;

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the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or the proprietary database of the Compensation Committee’s compensation consultant;

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the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;

•	our CEO’s compensation relative to that of our other Named Executive Officers, and compensation parity among our executive officers;

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the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.

At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each Named Executive Officer are developed through mutual discussion and agreement between our CEO and the Named Executive Officers and take into account our business objectives, which are reviewed with the Compensation Committee.

The Compensation Committee reviews and discusses his proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

In 2021, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of the compensation peer group.

During 2021, Compensia provided various services including the following:

•	the review, analysis, and updating of our compensation peer group;

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the review and analysis of the base salary levels, performance-based annual cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers against competitive market data based on the companies in our compensation peer group and its proprietary database;

•	the review and analysis of the compensation for the non-employee members of our Board of Directors;

•	consultation with the Compensation Committee chair; and

•	support on other ad hoc matters throughout the year.

Compensia also coordinated with our management for data collection and informal market comparisons for our Named Executive Officers. In 2021, Compensia did not provide any other services to us.

The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2021. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Competitive Positioning

The Compensation Committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of biotechnology and pharmaceutical companies that are similar to us in terms of market capitalization and stage of development. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our Named Executive Officers.

The compensation peer group for 2021, which was updated in May 2020 with the assistance of Compensia, to analyze the compensation of our Named Executive Officers was comprised of publicly traded biotechnology and pharmaceutical companies against which we compete for executive talent. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following primary criteria:

•	publicly-traded companies headquartered in the United States;

•	similar industry – companies with a primary focus in the biotechnology and pharmaceutical sectors;

•	similar market capitalization – within a range of ~0.33x to ~3.0x of our then-market capitalization of approximately $1.0 billion; and

•	FDA Phase – companies in Phase II and Phase III development.

After evaluating the current peer companies against these criteria, the Compensation Committee replaced all of the companies in our prior peer group except one, Dicerna Pharmaceuticals, as being below our market capitalization range, outside our phase of development, or having been acquired. The compensation peer group for 2021 consisted of the following companies:

Atara Pharmaceuticals	Magenta Therapeutics	REGENXBIO
AVROBIO	MeiraGTx Holdings plc	Rocket Pharmaceuticals
Constellation Pharmaceuticals	Precigen	Sangamo Therapeutics
Crinetics Pharmaceuticals	Precision BioSciences	Springworks Therapeutics
Dicerna Pharmaceuticals	Prevail Therapeutics	Translate Bio
Homology Medicines	Principia Biopharma	Xencor
Inovio Pharmaceuticals

The Compensation Committee used data drawn from the companies in our compensation peer group, as well as data drawn from Compensia’s proprietary database, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target performance-based annual cash bonus opportunities, and long-term incentive compensation opportunities.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

Generally, our executive compensation program consists of three principal elements – base salary, performance-based annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. It also includes participation in our broad-based health and welfare benefit programs.

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing fixed compensation amounts that are competitive in the market and reward performance

Performance-Based Annual Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve annual business and individual objectives and provide financial incentives when we meet or exceed these annual objectives

Long Term Incentive Compensation	Variable	Equity awards in the form of options to purchase shares of our common stock and RSAs	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers, and is an important element of compensation intended to attract and retain highly talented individuals. We use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In February 2021, the Compensation Committee reviewed the base salaries of our then-incumbent Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee determined to adjust the base salaries of each of our Named Executive Officers to reflect the 50th percentile of the competitive market, other than the base salary of Ms. Krishnan. In the case of Ms. Krishnan, the Compensation Committee determined that her responsibilities were materially more substantial than those of a typical chief operating officer, and that it would be appropriate to establish her 2021 base salary at the 75th percentile of the competitive market.

The base salaries of our then-incumbent Named Executive Officers as paid for 2020 and 2021 were as follows:

Named Executive Officer	2020 Base Salary	2021 Base Salary	Percentage Adjustment
Mr. Krishnan	$498,220	$580,997	16.6%
Ms. Krishnan	$392,215	$453,359	15.6%
Ms. Romano	$190,580	$283,333	48.7%

Subsequently, in connection with his appointment as our Chief Commercial Officer effective May 3, 2021, the Compensation Committee approved an initial annual base salary for Mr. Orth of $425,000.

The base salaries paid to our Named Executive Officers during 2021 are set forth in the “Summary Compensation Table” below.

Performance-Based Annual Cash Bonuses

We provide our Named Executive Officers with the opportunity to earn annual cash bonuses that are intended to encourage the achievement of corporate performance goals, in particular, corporate performance goals related to advancing the clinical pipeline, building our research and development and manufacturing infrastructure, and growing and sustaining the Company. Cash bonuses were based 75% on our corporate performance (100% in the case of our CEO) and 25% on individual performance. To be eligible to receive an annual cash bonus payment, a Named Executive Officer must be employed by us through the time of the bonus payment.

Target Annual Cash Bonus Opportunities

In February 2021, the Compensation Committee reviewed the target annual cash bonus opportunities of our then-incumbent Named Executive Officers as part of its annual review of our executive compensation program. For purposes of this review, the Compensation Committee took into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.

The target annual cash bonus opportunities of our then-incumbent Named Executive Officers for 2021, both as a percentage of annual base salary and in dollars are set forth below.

Named Executive Officer	2021 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2021 Target Annual Cash Bonus Opportunity
Mr. Krishnan	50%	$309,535
Ms. Krishnan	50%	$232,000
Ms. Romano	50%	$150,000

Subsequently, in connection with his appointment as our Chief Commercial Officer effective May 3, 2021, the Compensation Committee approved an initial target annual cash bonus opportunity for Mr. Orth equal to 45% of his annual base salary, or $127,325, as pro-rated for his partial year of service in 2021.

Corporate Performance Goals

Our Named Executive Officers were eligible to receive an annual cash bonus payment based upon the attainment of corporate performance goals that were approved by the Compensation Committee in March 2021 and which related to operational and strategic objectives that were important to us. These goals were as follows:

•	Focusing on the on-going GEM-3 pivotal trial;

•	Investing in innovative research and development programs to support development of medicines for serious diseases;

•	Investing in getting our commercial function ready for a successful Vyjuvek launch;

•	Establishing a necessary operational infrastructure; and

•	Strengthening our balance sheet.

Annual Cash Bonus Payments

In January 2022, the Compensation Committee evaluated our actual performance against the corporate performance goals and determined that we had achieved such goals at 100% of their target level, resulting in a Company performance multiplier of 100%.

In addition, our CEO assessed the individual performance of each of our incumbent Named Executive Officers and provided these assessments to the Compensation Committee. The Compensation Committee reviewed our CEOs assessments and determined that, for individual performance: Ms. Krishnan had achieved 120% of her target individual performance goals, Ms. Romano had achieved 120% of her target individual performance goals, and Mr. Orth had achieved 110% of his target individual performance goals.

For each of our Named Executive Officers (other than our CEO), their annual bonus payment was determined by multiplying their target annual cash bonus opportunity by first their individual performance multiplier, and then the Company performance multiplier. In view of such achievement, the Compensation Committee determined to make annual cash bonus payments to our Named Executive Officers as follows:

Named Executive Officer	2021 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2021 Target Annual Cash Bonus Opportunity	Corporate Perform- ance Multiplier (75% of Annual Cash Bonus)	Individual Perform- ance Multiplier (25% of Annual Cash Bonus)	2021 Actual Annual Cash Bonus Payment	Payment Percentage
Mr. Krishnan(1)	50%	$309,535	100%	N/A	$309,535	100%
Ms. Krishnan	50%	$232,000	100%	120%	$243,600	105%
Ms. Romano	50%	$150,000	100%	120%	$157,500	105%
Mr. Orth (2)	45%	$127,325	100%	110%	$130,508	103%

(1)	Mr. Krishnan’s annual cash bonus payment was based 100% on our corporate performance.
(2)	Mr. Orth’s annual cash bonus payment was pro-rated to reflect his partial year of service during 2021.

The annual bonuses awarded to our Named Executive Officers for 2021 are set forth in the “Summary Compensation Table” below.

Long-Term Equity Incentive Compensation

As a biotechnology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, and reward qualified and experienced executives. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.

In 2021, we used options to purchase shares of our common stock and RSAs to motivate and reward our Named Executive Officers for long-term increases in the value of our common stock. The Compensation Committee believes that because stock options provide for an economic benefit only in the event that our stock price increases over the exercise price of the option, these awards effectively align the interests of our Named Executive Officers with those of our stockholders and provide our Named Executive Officers with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. In addition, because RSAs have value to the recipient even in the absence of stock price appreciation, the Compensation Committee believes that we are able to incentivize and retain our Named Executive Officers using fewer shares of our common stock than would be necessary if we used stock options exclusively to provide an equity stake in the Company. Since the value of RSAs increases with any increase in the value of the underlying shares, RSAs also provide incentives to our Named Executive Officers that are aligned with the interests of our stockholders.

To date, the Compensation Committee has not applied a rigid formula in determining the size of the equity awards to be granted to our Named Executive Officers. Instead, in making these decisions, the Compensation Committee has exercised its judgment as to the amount of the awards after considering a competitive market analysis prepared by its compensation consultant, the outstanding equity holdings of each Named Executive Officer (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives), the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public biotechnology and pharmaceutical companies, the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group, and the other factors described in “Compensation-Setting Process — Setting Target Total Direct Compensation” above. Based upon these factors, the Compensation Committee determines the size of each award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In February 2021, as part of its annual review of our executive compensation program, and after taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own equity award), as well as the factors described in the preceding paragraph, the Compensation Committee granted our Named Executive Officers options to purchase shares of our common stock and RSAs. Further, the Compensation Committee determined that the grant date fair value of the stock options should comprise roughly 50% of each Named Executive Officer’s 2021 equity award, and the grant date fair value of the RSAs should comprise the remaining approximately 50% of the award.

The equity awards granted to our then-incumbent Named Executive Officers for 2021 were as follows:

Named Executive Officer	Stock Option (number of shares)	RSA Awards (number of shares)	Aggregate Equity Awards (grant date fair value)
Mr. Krishnan	61,200	40,800	$6,342,047
Ms. Krishnan	42,600	28,400	$4,414,562
Ms. Romano	29,400	19,600	$3,046,669

The options granted to our then-incumbent Named Executive Officers to purchase shares of our common stock vest (and become exercisable) over a four-year period which commences on February 26, 2021, on an annual basis at the rate of 25% of the total number of shares of our common stock subject to the option each year, contingent upon the Named Executive Officer’s continued employment with or service to us through each applicable vesting date.

The RSAs granted to our then-incumbent Named Executive Officers also vest over a four-year period which commences on February 26, 2021, on an annual basis at the rate of 25% of the total number of RSAs subject to the award each year, contingent upon the Named Executive Officer’s continued employment with or service to us through each applicable vesting date.

Equity Award for Mr. Orth

In connection with his appointment as our Executive Vice President and Chief Commercial Officer effective May 31, 2021, the Compensation Committee granted Mr. Orth an option to purchase 205,000 shares of our common stock with a grant date fair value of approximately $8,579,300, which vests (and become exercisable) over a four-year period which commences on May 3, 2021, on an annual basis at the rate of 25% of the total number of shares of our common stock subject to the option each year, contingent upon Mr. Orth’s continued employment with or service to us through each applicable vesting date

The equity awards granted to our Named Executive Officers during 2021 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees. These benefits include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, and commuter benefits.

We also maintain a Section 401(k) retirement plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the Section 401(k) Plan as of the first day of the month following the date they meet the plan’s eligibility requirements. Participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits under the Internal Revenue Code (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. Currently, we match up to 100% of a participant’s first 3% of his or her eligible contributions to the Section 401(k) Plan, and we match up to 50% of the next 2% of his or her eligible contributions.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2021, our Named Executive Officers did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except for reimbursement of up to $10,000 per month for our CEO and Ms. Krishnan for an apartment they lease in connection with working at our corporate headquarters in Pittsburgh, Pennsylvania.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Executive Officer Employment Agreements

We have entered into written employment agreements with each of our Named Executive Officers. Each of these agreements was approved on our behalf by our Board of Directors and/or the Compensation Committee. We believe that these arrangements were necessary to secure the continued service of these individuals in a highly competitive job market.

Each of these employment agreements does not have a specific term, provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and generally set forth the Named Executive Officer’s initial base salary, target performance-based annual cash bonus opportunity, eligibility to receive equity awards as determined in the discretion of our board of directors or authorized committee of the board of directors, and eligibility to participate in our employee benefit plans and programs in effect for similarly situated employees during his or her employment. In addition, each Named Executive Officer agrees to execute and be bound by our Proprietary Information and Inventions Agreement and to comply with non-disclosure and non-competition covenants contained in the employment agreement.

For detailed descriptions of the employment agreements with our Named Executive Officers, see “Employment Agreements” below.

Post-Employment Compensation

Pursuant to her employment agreement, in the event that we terminate Ms. Romano’s employment for any reason other than for cause, we will pay her an amount equal to four weeks of her then-current base salary, which payment may, at our request, be conditioned upon her execution of a usual and customary general release of claims in our favor.

Pursuant to his employment agreement, in the event that we terminate Mr. Orth’s employment for any reason other than for cause, we will pay him an amount equal to six months of his then-current base salary, which payment may, at our request, be conditioned upon his execution of a usual and customary general release of claims in our favor.

Other Compensation Policies

Prohibition of Hedging and Pledging of Securities

Under our Insider Trading Policy, our employees, including officers, and the members of our Board of Directors are prohibited from engaging in any of the following activities involving our common stock, except with the prior written consent of our Corporate Compliance Officer or our Board of Directors:

•	short sales (for purposes of our Insider Trading Policy, “short sales” means any transaction in which a person may benefit from a decline in the market price of our common stock);

•	buying or selling puts or calls;

•	trading in options (other than those granted by us);

•	engaging in derivative transactions relating to our securities (for example, exchanged traded options, hedging transactions, etc.); and

•	making or maintaining purchases of our securities on margin including pledging our securities to secure a loan or other obligation.

Tax and Accounting Considerations

The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our CEO, Chief Accounting Officer, and other Named Executive Officers), and except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering, will not be deductible to the extent it exceeds $1 million. In 2021, the Compensation Committee considered the potential future effects of Section 162(m) when determining Named Executive Officer compensation and the Compensation Committee is expected to consider the potential future effects of Section 162(m) when determining future Named Executive Officer compensation.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2021 and included in this Proxy Statement.

The Compensation Committee

Daniel S. Janney (Chair)

Julian S. Gangolli

Dino A. Rossi

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2021, the Compensation Committee consisted of Messrs. Janney, Rossi and Gangolli. No member of our Compensation Committee then in service had ever been an officer or employee of the Company or had any other relationship requiring disclosure herein. None of our executive officers then in office served as a member of the board of directors or compensation committee of any other entity that had one or more of its officers serving on our Board or Compensation Committee.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our Named Executive Officers in the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Krish S. Krishnan	2021	580,997	309,535	3,218,708	3,123,339	118,400	(3)	7,350,978
Chair and Chief	2020	498,220	254,153	—	—	11,400	(5)	763,773
Executive Officer	2019	365,725	254,153	—	—	11,200	(5)	631,078
Kathryn A. Romano(4)	2021	283,333	157,500	1,546,242	1,500,427	11,600	(5)	3,499,103
Chief Accounting Officer	2020	190,580	75,628	—	1,720,684	6,667	(5)	1,993,559
	2019	—	—	—	—	—		—
Suma M. Krishnan	2021	453,359	243,600	2,240,473	2,174,089	11,600	(5)	5,123,121
President, R&D	2020	392,215	200,078	—	—	10,683	(5)	602,976
	2019	305,642	140,054	—	—	11,200	(5)	456,896
Andrew C. Orth(6)	2021	269,091	130,508	—	8,579,300	9,917	(5)	9,003,059
Chief Commercial Officer	2020	—	—	—	—	—		—
	2019	—	—	—	—	—		—

(1)	Represents the grant-date fair value of the restricted stock award. The restricted stock vests in four equal annual installments.
(2)	Represents the grant-date fair value of the option award. The options vest in four equal annual installments.
(3)	$106,800 represents reimbursement for apartment rental payments and $11,600 represents the employer matching contribution to the executive’s 401(k) plan contributions.
(4)	Ms. Romano was appointed as Chief Accounting Officer of the Company in January 2020.
(5)	Represents the employer matching contribution to the executive’s 401(k) plan contributions.
(6)	Mr. Orth was appointed as Chief Commercial Officer of the Company in May 2021. His salary and bonus were pro-rated to reflect his partial year of service.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2021 to the Company’s Named Executive Officers.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Stock and Option Awards ($/share)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Krish S. Krishnan	2/26/2021 2/26/2021	40,800 —	(3)	— 61,200	(4)	— 78.89	3,218,708 3,123,339
Kathryn A. Romano	2/26/2021 2/26/2021	19,600 —	(3)	— 29,400	(4)	— 78.89	1,546,242 1,500,427
Suma M. Krishnan	2/26/2021 2/26/2021	28,400 —	(3)	— 42,600	(4)	— 78.89	2,240,473 2,174,089
Andrew C. Orth	5/31/2021	—		205,000	(4)	65.24	8,579,300

(1)	The exercise price of these stock options is equal to the closing price of our common stock on the NASDAQ Capital Market on the grant date.
(2)

Amounts represent the grant date fair value of the Named Executive Officer’s stock options and restricted stock, calculated in accordance with FASB ASC 718. The grant date fair value of our stock options is calculated using a Black-Scholes valuation model.

(3)	Restricted stock subject to time-based vesting criteria described in the footnotes to the Outstanding Equity Awards at Fiscal Year End December 31, 2021 table below.
(4)	Options subject to time-based vesting criteria described in the footnotes to the Outstanding Equity Awards at Fiscal Year End December 31, 2021 table below.

Outstanding Equity Awards at Fiscal Year-End December 31, 2021

The following table presents information about our Named Executive Officers outstanding equity awards as of December 31, 2021.

	Option Awards(1)					Stock Awards(1)

Name	Number of securities underlying unexercised options ((#) exercisable)	Number of securities underlying unexercised options (#) unexercisable)		Option exercise price ($/ share)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Krish S. Krishnan	— —	61,200 —	(2)	78.89 —	2/25/2031 —	— 40,800	(3)	— 2,853,960
Kathryn A. Romano	12,500 — —	37,500 29,400 —	(4) (2)	52.26 78.89 —	1/30/2030 2/25/2031 —	— — 19,600	(3)	— — 1,371,020
Suma M. Krishnan	— —	42,600 —	(2)	78.89 —	2/25/2031 —	— 28,400	(3)	— 1,986,580
Andrew C. Orth	—	205,000	(5)	65.24	5/30/2031	—		—

(1)

All stock options and restricted stock awards were granted under our 2017 IPO Stock Incentive Plan. The market value of the restricted stock award is based on the closing price of $69.95 per share for our common stock on December 31, 2021, as reported on the NASDAQ Capital Market.

(2)

Represents options to purchase shares of our common stock granted on February 26, 2021. The shares underlying these options vest in four equal annual installments beginning on February 26, 2022, subject to continued service with us through each applicable vesting date.

(3)	Restricted stock award vests in four equal annual installments beginning on February 26, 2022, subject to continued service with us through each applicable vesting date.
(4)

Represents options to purchase shares of our common stock granted on January 31, 2020. The shares underlying these options vest in four equal annual installments beginning on January 31, 2021, subject to continued service with us through each applicable vesting date.

(5)

Represents options to purchase shares of our common stock granted on May 31, 2021. The shares underlying these options vest in four equal annual installments beginning on May 31, 2022, subject to continued service with us through each applicable vesting date.

Option Exercises and Stock Vested

During the year ended December 31, 2021, the Named Executive Officers did not exercise any stock options and no awards of restricted stock vested.

Employment Agreements

Krish S. Krishnan

We entered into an “at-will” employment agreement with Krish S. Krishnan dated as of July 1, 2017. Prior to entering into this agreement, between April 15, 2016, on which date we commenced operations, and June 30, 2017, Mr. Krishnan served as our President and Chief Executive Officer without compensation. Under the terms of the employment agreement, Mr. Krishnan served as President and Chief Executive Officer with a base salary of sixty thousand dollars ($60,000) per year, in addition to benefits made available by the Company to similarly situated employees. Upon closing of our initial public offering, Mr. Krishnan’s base salary increased to $200,000 per year. On June 1, 2018, Mr. Krishnan’s annual base compensation was increased to $470,000, of which $200,000 was paid in cash and the remaining $270,000 of which was provided in the form of a grant of restricted shares of the Company’s Common Stock. On June 1, 2019, Mr. Krishnan’s annual base compensation was increased to $484,100, all paid in cash. His target bonus was set at 50% of his base salary. On June 1, 2020, Mr. Krishnan’s annual base compensation was increased to $508,305, all paid in cash. On March 1, 2021, Mr. Krishnan’s annual base compensation was increased to $572,000, on August 1, 2021, Mr. Krishnan’s annual base compensation was increased to $619,069, and on March 1, 2022 Mr. Krishnan’s annual base compensation was increased to $650,000, all paid in cash.

Mr. Krishnan’s employment agreement provides that he will be bound by the terms of the Company’s Proprietary Information and Inventions Agreement and that he shall not disclose to the Company, or use, any third-party proprietary information or trade secrets.

Suma M. Krishnan

We entered into an “at-will” employment agreement with Suma M. Krishnan dated as of May 1, 2017. Prior to entering into this agreement, and between the dates of April 15, 2016, the date we commenced operations, and May 1, 2017, Ms. Krishnan served as the Company’s Chief Operating Officer without compensation. Under the terms of the employment agreement, Ms. Krishnan serves as the President, R&D. She received a base salary of sixty thousand dollars ($60,000) per year, in addition to benefits made available by the Company to similarly situated employees. Upon the closing of our initial public offering, Ms. Krishnan’s base salary increased to $200,000 per year. On June 1, 2018, Ms. Krishnan’s annual base salary was increased to $367,000 of which $200,000 was paid in cash and the remaining $167,000 of which was provided in the form of a grant of restricted shares of the Company’s Common Stock. On June 1, 2019, Ms. Krishnan’s annual base salary was increased to $381,100, all paid in cash. On June 1, 2020, Ms. Krishnan’s annual base compensation was increased to $400,155, all paid in cash, and her target bonus was increased to 50% of her base salary. On March 1, 2021, Ms. Krishnan’s annual base compensation was increased to $464,000 and on March 1, 2022, Ms. Krishnan’s annual base compensation was increased to $525,000, all paid in cash. Ms. Krishnan’s employment agreement provides that she will be bound by the terms of the Company’s Proprietary Information and Inventions Agreement and that she shall not disclose to the Company or use any third-party proprietary information or trade secrets.

Kathryn A. Romano

We entered into an “at-will” employment agreement with Kathryn A. Romano dated as of January 20, 2020. Under the terms of her employment agreement, Ms. Romano serves as the Chief Accounting Officer with a base salary of $200,000 per year and her target bonus was 40% of her base salary, in addition to benefits made available by the Company to similarly situated employees. On March 1, 2021, Ms. Romano’s annual base compensation was increased to $300,000 and her target bonus was increased to 50% of her base salary. On March 1, 2022, Ms. Romano’s annual base compensation was increased to $350,000. Ms. Romano’s employment agreement provides that in the event of termination by the Company for any reason other than for “cause”, the Company shall pay Ms. Romano an amount equal to four weeks of her then-current base salary (currently $26,923), which payment may, at the request of the Company, be conditioned upon Ms. Romano’s execution of a usual and customary general release in favor of the Company. Ms. Romano’s employment agreement provides that she will be bound by the terms of the Company’s Proprietary Information and Inventions Agreement and that she shall not disclose to the Company or use any third-party proprietary information or trade secrets. Ms. Romano’s agreement provides that she will be bound by a non-competition covenant.

Andrew C. Orth

We entered into an “at-will” employment agreement with Andrew C. Orth dated as of April 2, 2021. Under the terms of his employment agreement, Mr. Orth serves as the Chief Commercial Officer with a base salary of

$425,000 per year and his target bonus is 45% of his base salary, in addition to benefits made available by the Company to similarly situated employees. On March 1, 2022, Mr. Orth’s annual base compensation was increased to $450,000. Mr. Orth’s employment agreement provides that in the event of termination by the Company for any reason other than for “cause”, the Company shall pay Mr. Orth an amount equal to six months of his then-current base salary (currently $225,000), which payment may, at the request of the Company, be conditioned upon Mr. Orth’s execution of a usual and customary general release in favor of the Company. Mr. Orth’s employment agreement provides that he will be bound by the terms of the Company’s Proprietary Information and Inventions Agreement and that he shall not disclose to the Company or use any third-party proprietary information or trade secrets. Mr. Orth’s employment agreement provides that he will be bound by a non-competition covenant.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Rossi, Janney and Gangolli, with Mr. Rossi serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the principal purposes of the Audit Committee is to assist the Board in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed pursuant to the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received both the written disclosures and the letter from Mayer Hoffman McCann P.C. required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Mayer Hoffman McCann P.C. its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Mayer Hoffman McCann P.C. are compatible with maintaining the independence of Mayer Hoffman McCann P.C. from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements for 2021 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Dino A. Rossi (Chairman)

Daniel S. Janney

Julian S. Gangolli

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, which might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of April 1, 2022, regarding the beneficial ownership of shares of our Common Stock by (a) each of our directors, (b) each of our Named Executive Officers, (c) all of our directors and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our Common Stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and dispositive power with respect to such shares. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Krystal Biotech, Inc., 2100 Wharton Street, Suite 701, Pittsburgh, Pennsylvania 15203.

Name	Number of Shares Beneficially Owned	% of All Shares (1)
Krish S. Krishnan(2)	1,968,988	7.8%
Suma M. Krishnan (3)	1,902,913	7.6%
Kathryn A. Romano (4)	50,478	*
Andrew C. Orth (5)	51,350	*
Julian S. Gangolli (6)	33,033	*
Kirti Ganorkar	—	*
Daniel S. Janney (7)	290,790	1.2%
Christopher Mason (8)	12,277	*
Dino A. Rossi (9)	163,174	*
E. Rand Sutherland (10)	1,511	*
All executive officers and directors as a group (10 people)	4,474,514	17.8%
More than 5% Beneficial Owners
FMR LLC (11)	1,978,289	7.9%
Redmile Group, LLC (12)	1,820,898	7.2%
BlackRock, Inc. (13)	1,605,496	6.4%
Point72 Asset Management, L.P.(14)	1,860,670	7.4%

*	Represents beneficial ownership of less than one percent.
(1)	Based on an aggregate of 25,199,081 shares of our Common Stock outstanding as of April 1, 2022.
(2)

Includes 50,000 shares of common stock held by the Krishnan Family Trust. Mr. and Ms. Krishnan are each joint beneficial owners of the trust with joint voting and investment control of the entity. Includes 90,000 shares of common stock held by the Krishnan Spousal Trust. Includes 15,300 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.

(3)

Includes 50,000 shares of common stock held by the Krishnan Family Trust. Mr. and Ms. Krishnan are each joint beneficial owners of the trust with point voting and investment control of the entity. Includes 90,000 shares of common stock held by the SMK Trust. Includes 10,650 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.

(4)	Includes 32,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.
(5)	Includes 51,250 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.

(6)	Represents 33,033 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.
(7)

Includes 58,428 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022. Directly beneficially owned by Alta Bioequities, L.P. Alta Bioequities Management, LLC is the general partner of Alta Bioequities, L.P. and may be deemed to have sole voting and investment power over the shares beneficially owned by Alta Bioequities, L.P. Mr. Janney is the Managing Director of Alta Bioequities Management, LLC and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	Represents 12,277 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.
(9)	Includes 39,483 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.
(10)	Represents 1,511 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2022.
(11)

The information regarding FMR LLC is based solely on a Schedule 13G/A filed by FMR LLC on February 9, 2022. According to the FMR LLC Schedule 13G/A, Select Biotechnology Portfolio has sole voting power with respect to 1,978,284 shares of common stock, and FMR LLC and Abigail P. Johnson, a Director, Chairman and Chief Executive Officer of FMR LLC, each have sole dispositive power with respect to 1,978,289 shares of common stock. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(12)

The information regarding Redmile Group, LLC (“Redmile) is based solely on a Schedule 13G/A filed by Redmile Group, LLC on February 14, 2022. Redmile’s beneficial ownership is comprised of 1,820,898 shares of common stock owned by certain private investment vehicles and/or separately managed accounts managed by Redmile, which shares of common stock may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and/or separately managed accounts. The common stock may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile. Redmile and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. According to the Schedule 13G/A, the reporting persons had shared voting power and shared dispositive power with respect to 1,820,898 shares of common stock. The address of Redmile Group, LLC is One Letterman Drive, Building D, Suite D3-300, The Presidio of San Francisco, San Francisco, California 94129.

(13)	The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 3, 2022. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(14)

Based on information contained in Schedule 13G/A filed on February 14, 2022, by (i) Point72 Asset Management, L.P. (“Point72 Asset Management”) with respect to shares of common Stock held by certain investment funds it manages; (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) with respect to shares of common Stock held by certain investment funds managed by Point72 Asset Management; (iii) Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) with respect to shares of common Stock held by certain investment funds it manages; and (iv) Steven A. Cohen with respect to shares of common Stock beneficially owned by Point72 Asset Management, Point72 Capital Advisors, and Cubist Systematic Strategies. According to the Schedule 13G/A, Point72 Asset Management and Point72 Capital Advisors had shared voting power and shared dispositive power with respect to 1,856,156 shares of common stock, Cubist Systematic Strategies had shared voting power and shared dispositive power with respect to 4,514 shares of common stock, and Steven A. Cohen had shared voting power and shared dispositive power with respect to 1,860,670 shares of common stock. The address of the principal business office of (i) Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902; and (ii) Cubist Systematic Strategies is 55 Hudson Yards, New York, NY 10001.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to shares of our common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1)	2,043,179	(2)	$57.00	1,135,606	(3)
Equity compensation plans not approved by security holders	—		N/A	—

Total	2,043,179		$57.00	1,135,606

(1)

Consists of the 2017 IPO Stock Incentive Plan (the “Plan”). The Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the Plan on January 1 of each year. The number of shares added each year will be equal to 4% of the outstanding shares on the immediately preceding December 31.

(2)	Consists of shares underlying outstanding options and excludes 98,800 shares related to restricted stock awards under the Plan.
(3)	Consists of shares available under the Plan. This does not include 1,004,367 shares added to the Plan pursuant to its terms on January 1, 2022.

For additional information regarding our equity compensation plan, please refer to Note 8 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Related Party Transactions

Indemnification of Officers and Directors

Our charter and bylaws provide for certain indemnification rights for our directors and officers and we entered enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancement by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors, or in certain other capacities, to the maximum extent permitted by Delaware law.

OTHER MATTERS

Delinquent Section 16 Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2021, all reports filed under Section 16(a) were filed in a timely manner.

Other Matters to Come Before the 2022 Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by the Board, or, if no such recommendation is given, in their own discretion.

Stockholders Proposals and Nominations for the 2023 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the 2023 Annual Meeting must be received at our principal executive offices no later than December 8, 2022.

In addition, any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Section 2.9 of our bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered at the 2023 Annual Meeting must be received no earlier than December 8, 2022 and no later than January 7, 2023.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the Proxy Statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to Krystal Biotech, Inc. at 2100 Wharton Street, Suite 701, Pittsburgh, Pennsylvania 15203, Attention: Corporate Secretary, or contact us by telephone at (412) 586-5830. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

* * * *

By Order of the Board of Directors,

John Thomas

General Counsel and Corporate Secretary

Pittsburgh, Pennsylvania

April 7, 2022

KRYSTAL BIOTECH, INC. 2100 WHARTON ST, STE 701 PITTSBURGH, PA 15203

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/KRYS2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65712-P66269                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

         DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRYSTAL BIOTECH, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Class Il Directors	☐	☐	☐

Nominees:
01) Daniel S. Janney
02) Dino A. Rossi
03) E. Rand Sutherland

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2. To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for our fiscal year ending December 31, 2022.		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

3. Approval of the compensation of the Company’s named executive officers, on a non-binding, advisory basis.		☐	☐	☐

The Board of Directors recommends you vote EVERY YEAR on the following proposal:	Every year	Every 2 years	Every 3 years	Abstain

4.   Non-binding advisory approval of the frequency of the future stockholder advisory votes on the compensation of the Company’s named executive officers as being held every year, every two years, or every three years.

	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

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D65713-P66269

KRYSTAL BIOTECH, INC.

Annual Meeting of Shareholders

May 20, 2022 4:00 PM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Krish S. Krishnan, Chairman and Chief Executive Officer and John Thomas, General Counsel and Corporate Secretary or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of KRYSTAL BIOTECH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM, EDT on May 20, 2022, at www.virtualshareholdermeeting.com/KRYS2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side